UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST- EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

(File No. 333130007)

Under

THE SECURITIES ACT OF 1933

SEAL123, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0415940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26972 Burbank

Foothill Ranch, CA 92610

(949) 699-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THE WET SEAL, INC. 2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Bill Langsdorf

President and Chief Executive Officer

Seal123, Inc.

26972 Burbank

Foothill Ranch, CA 92610

(949) 699-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Seal123, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Class A Common Stock, par value $0.10 per share (the “Common Stock”), registered under the following Registration Statement on Form S-8 (the “Registration Statement”):

Registration Statement on Form S-8 (File No. 333130007) filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 30, 2005 registering 12,500,000 shares of Common Stock for issuance under The Wet Seal, Inc. 2005 Stock Incentive Plan.

The Company received notification from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was not in compliance with certain of the requirements for continued listing on The NASDAQ Global Market. Thereafter, by letter dated January 27, 2015, the Staff notified the Company that the Staff’s determination to delist the Company’s securities from NASDAQ became final, because the Company did not appeal the Staff’s initial determination. The delisting was effective with the open of business on March 9, 2015. Following delisting, the Common Stock traded on the OTC Markets’ OTC Pink Tier under the ticker symbol “WTSL.”

Pursuant to the First Amended Joint Plan of Liquidation of Seal123, Inc. and Subsidiary Debtors and Their Official Committee of Unsecured Creditors (the “Plan”) of the Company and certain of its affiliates, which was filed pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and which, pursuant to Chapter 11 of the Bankruptcy Code, was confirmed by an order, entered October 30, 2015 by the United States Bankruptcy Court for the District of Delaware, all previously issued Common Stock of the Company will be discharged, cancelled, released and extinguished as of the December 31, 2015 effective date of the Plan (the “Effective Date”).

Effective upon the Effective Date of the Plan, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the Effective Date of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 23, 2015.

SEAL123, INC.

By:	/s/ Bill Langsdorf
Bill Langsdorf President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bill Langsdorf Bill Langsdorf	President, Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	December 23, 2015

/s/ Adam Rothstein Adam Rothstein	Director	December 23, 2015

/s/ Greg Taxin Greg Taxin	Director	December 23, 2015